EXHIBIT 99.3
FOR IMMEDIATE RELEASE
DECEMBER 10, 2007

Scott D. Peters, Chief Executive Officer and President NNN Realty Advisors, Inc. 1551 N. Tustin Ave., Suite 300 Santa Ana, CA 92705 877-IRS-1031 714-667-8252	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@nnnrealtyadvisors.com
NNN Realty Advisors, Inc. Board of Directors Declares
Fourth Quarter Dividend
Santa Ana, California, December 10, 2007 — NNN Realty Advisors, Inc. today announced that its board of directors has declared a fourth quarter dividend of $0.09 per common share to stockholders of record as of December 5, 2007. The dividend will be pro rated for the period October 1, 2007 through the December 7, 2007 closing date of NNN Realty Advisors’ merger with Grubb & Ellis Company. The dividend will be payable to all investors on or about December 21, 2007.
NNN Realty Advisors, Inc.
NNN Realty Advisors is a wholly owned subsidiary of Grubb & Ellis Company and the parent company of Triple Net Properties, LLC, Triple Net Properties Realty, Inc. and NNN Capital Corp., a registered broker-dealer. NNN Realty Advisors is a nationwide commercial real estate asset management and services firm that sponsors real estate investment programs to provide investors with the opportunity to engage in tax-deferred exchanges of real property and to invest in other real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts and real estate investment funds. NNN Realty Advisors and its affiliates currently manage a portfolio of commercial real estate valued at approximately $5.4 billion.
This press release does not represent a recommendation, solicitation, or offer to buy or sell the stock of NNN Realty Advisors, Inc. or any other security.
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